Exhibit (h)(i)(c)

ASSIGNMENT AND ASSUMPTION OF
SECOND AMENDED AND RESTATED SUB-ADMINISTRATION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF THE SECOND AMENDED AND RESTATED SUB-ADMINISTRATION AGREEMENT (the “Assignment and Assumption Agreement”) is made effective as of November 30, 2018 by State Street Bank and Trust Company (“Bank”), SA Funds – Investment Trust (the “Trust”), LWI Financial Inc. (“LWI”) and BAM Advisor Services, LLC (“BAM”).

RECITALS

WHEREAS, Bank, Trust and LWI are parties to that certain Second Amended and Restated Sub-Administration Agreement dated February 23, 2007 (as amended, modified or supplemented from time to time, the “Sub-Administration Agreement”), pursuant to which Bank provides certain administration services to the Trust consisting of the portfolio(s) and/or class(es) of shares listed on Schedules A thereto, as amended from time to time (each such fund, an “Investment Fund”).

WHEREAS, effective as of the date hereof, Loring Ward Holdings Inc., the parent company of LWI will be acquired by Focus Financial Partners Inc. (the “Transaction”).

WHEREAS, upon the closing of the Transaction, LWI will join BAM (a subsidiary of Focus Financial Partners Inc.), which will result in a change of control of LWI.

WHEREAS, BAM has been appointed, and has accepted the duties and responsibilities of, the administrator to the Trust.

WHEREAS, LWI desires to assign all of its rights, title, interests, duties and obligations under the Sub-Administration Agreement to BAM, and BAM desires to accept and assume all of BAM’s rights, title, interests, duties and obligations under the Sub-Administration Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties agree as follows:

1. Assignment; Acceptance of Assignment and Assumption. Effective as of the date hereof (the “Effective Date”), LWI hereby transfers and assigns to BAM all of its rights, title, interest, duties and obligations under the Sub-Administration Agreement relating to periods from and after the Effective Date, and BAM hereby agrees to assume all of LWI’s rights, title, interest, duties and obligations under the Sub-Administration Agreement as of the Effective Date. As of the Effective Date, all references to the “Company” in the Sub-Administration Agreement shall refer to BAM.

2. Consent. Pursuant to Section 15 of the Sub-Administration Agreement, State Street and Trust each hereby (i) consents and agrees to the within assignment and assumption for all purposes, and (ii) acknowledges that, from and after the Effective Date, State Street and Trust shall look solely to BAM with respect to performance of duties and obligations under the Sub-Administration Agreement. Nothing contained herein shall be construed to relieve LWI of any of its duties or obligations to State Street and the Trust under the terms of the Sub-Administration Agreement with respect to periods prior to the Effective Date.

3. Counterparts. This Assignment and Assumption Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

4. Effectiveness of Sub-Administration Agreement. Except as modified and amended herein by this Assignment and Assumption Agreement, all other provisions of the Sub-Administration Agreement shall remain in full force and effect.

5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the undersigned parties and their successors and assigns.

6. Representations and Warranties. Each of LWI and BAM hereby represents and warrants that (i) it is legally authorized to enter into this Assignment and Assumption Agreement; (ii) the execution, delivery and performance of this Assignment and Assumption Agreement does not conflict with any provision of law or of its governing documents or of any agreement binding upon it, respectively; (iii) all acts, conditions and things required to be done and performed and to have occurred prior to the execution, delivery and performance of this Assignment and Assumption Agreement and to render the same legal, valid and binding obligation of such entity enforceable against such entity in accordance with its terms, have been done and performed and have occurred in compliance with applicable laws.

7. Governing Law. This Assignment and Assumption Agreement is intended to take effect as a sealed instrument to be governed by and construed in accordance with, the laws of The Commonwealth of Massachusetts (without reference to the conflict of laws principles thereof).

IN WITNESS WHEREOF, each of State Street, Trust, LWI and BAM have caused this Assignment and Assumption Agreement to be executed and delivered as of the date first above written.

SA FUNDS – INVESTMENT TRUST

By:	/s/ Alexander Potts
Name:	Alexander Potts
Title:	President and Chief Executive Officer

BAM ADVISOR SERVICES, LLC

By:	/s/ Adam Birenbaum
Name:	Adam Birenbaum
Title:	Chief Executive Officer

LWI FINANCIAL INC.

By:	/s/ Alexander Potts
Name:	Alexander Potts
Title:	President and Chief Executive Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President